Exhibit 99.2

EXECUTION COPY

RETENTION AND SEVERANCE AGREEMENT

RETENTION AND SEVERANCE AGREEMENT entered into this 10th day of July, 2012 (the “Agreement”) by and between Hologic, Inc., a Delaware corporation with its principal place of business at 35 Crosby Drive, Bedford, Massachusetts 01730 (the “Company”) and Carl W. Hull, an individual having his principal residence at 14125 Caminito Vistana, San Diego, California 92130 (the “Executive”).

WHEREAS, the Executive is the President and Chief Executive Officer of Gen-Probe Incorporated, a Delaware corporation (“Gen-Probe”); and

WHEREAS, in connection with the execution and delivery of that certain Agreement and Plan of Merger by and among the Company, Gen-Probe and Gold Acquisition Corporation (the “Merger-Sub”), dated April 29, 2012 (the “Merger Agreement”), pursuant to which Gen-Probe, subject to satisfaction or waiver of the conditions set forth therein, Merger-Sub will merge with and into Gen-Probe (the “Merger”); and

WHEREAS, as provided in the Merger Agreement and subject to and conditioned upon the completion of the Merger, commencing as of the Closing (as defined in the Merger Agreement, such date to be sometimes referred to herein as the Effective Date of this Agreement), the Company desires to retain Executive as an employee and continue to employ the Executive as the Senior Vice President and General Manager of the Company’s Diagnostics division and employ him as an executive officer of the Company; and

WHEREAS, subject to and conditioned upon the consummation of the Merger, the Company agrees to provide additional incentives to the Executive in the form of a Retention Bonus (as defined below) and Restricted Stock Units (as defined below), on the terms and subject to the conditions hereinafter set forth, to ensure the Executive’s continued employment as an executive officer of the Company for a term from the Closing through November 1, 2013; and

WHEREAS, the Executive is prepared to become employed by the Company as an executive officer effective as of the Closing and through the Retention Date (as defined below) in reliance upon the Company’s undertaking and agreement to pay such Retention Bonus and issue Restricted Stock Units on the terms and subject to the conditions hereinafter set forth; and

WHEREAS, the Company also desires to enter into this Agreement to provide the Executive with severance benefits in the event his employment is terminated in certain circumstances in accordance with the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties hereto, each intending to be legally bound, do hereby agree as follows:

1. Definitions.

1.1 Accrued Compensation. For purposes of this Agreement, “Accrued Compensation” shall mean an amount which shall include all amounts earned or accrued through the “Termination Date” (as hereinafter defined) but not paid as of the Termination Date, including (i) Base Salary (as defined below), (ii) reimbursement for reasonable and necessary business expenses incurred by the Executive on behalf of the Company, pursuant to the Company’s expense reimbursement policy in effect at such time, during the period ending on the Termination Date, and (iii) accrued but unused vacation pay.

1.2 Base Salary. For purposes of this Agreement, “Base Salary” shall mean the greater of the Executive’s annual base salary (a) at the rate in effect on the Termination Date or (b) at the highest rate in effect at any time during the ninety (90) day period prior to the Termination Date, and shall include all amounts of his Base Salary that are deferred at the election of the Executive under the qualified and non-qualified employee benefit plans of the Company or any other agreement or arrangement. For avoidance of doubt, Base Salary shall not include any Annual Bonus or portion thereof deferred under the Company’s nonqualified deferred compensation plan or payments or benefits under this Agreement. As of the Effective Date of this Agreement, the Company shall pay Executive a Base Salary equal to $750,000.00 annually. The Base Salary shall be paid to the Executive in bi-weekly installments and shall be subject to applicable federal, state and local tax withholdings.

1.3 Annual Bonus. For purposes of this Agreement, “Annual Bonus” shall mean a cash amount the Executive is eligible to earn as additional compensation for period of employment by Company from the Effective Date through September 30, 2012, determined in accordance with the Company’s annual bonus plan (the “Short-Term Incentive Plan”). The target amount for the Annual Bonus for the bonus period through September 30, 2012 shall be 60% of Executive’s Base Salary multiplied by a fraction equal to the number of days Executive worked for the Company in 2012 over 365. Effective as of October 1, 2012, the Executive shall be eligible for an Annual Bonus of up to 60% of Executive’s Base Salary, subject to the terms and conditions of the Short-Term Incentive Plan.

1.4 Cause. The Company may terminate the Executive’s employment at any time for “Cause.” For purposes of this Agreement, “Cause” means (i) any acts or personal dishonesty taken by Executive and intended to result in substantial personal enrichment of Executive at the expense of the Company or any of its subsidiaries; (ii) material violation of the Company’s, or any of its subsidiaries, code of conduct and other Company Codes of Conduct or policies and procedures that are applicable to Executive; or (iii) the conviction of the Executive of a felony involving moral turpitude; provided, however, that prior to termination the Company (a) shall provide the Executive with thirty (30) days written notice of any determination of Cause under clauses (i) or (ii), and (b) shall also provide the Executive, for a period of thirty (30) days following such notice, with the opportunity to cure such event giving rise to Cause to the extent it reasonably may be cured.

1.5 Company. For purposes of this Agreement, “Company” shall mean Hologic, Inc. and shall include its successors and assigns.

1.6 Disability. For purposes of this Agreement, “Disability” shall mean a physical or mental infirmity which impairs the Executive’s ability to substantially perform his duties with the Company for a period of one hundred eighty (180) consecutive days, and the Executive has not returned to his full time employment prior to the Termination Date as stated in the “Notice of Termination” (as hereinafter defined).

1.7 Good Reason. For purposes of this Agreement, “Good Reason” shall mean:

(a) A material diminution in the Executive’s Base Salary;

(b) A material diminution in the Executive’s authority, duties and responsibilities as in effect as of the Effective Date;

(c) A material diminution in the authority, duties and responsibilities of the supervisor to whom the Executive is required to report as of the Effective Date;

(d) A material change in the geographic location in which Executive’s principal office is located as of the Effective Date;

(e) A material diminution in the budget over which the Executive has authority as of the Effective Date;

(f) Any other action or inaction that constitutes a material breach by the Company of this Agreement or any other agreement under which the Executive provides services; and

provided, however, that Good Reason shall not exist unless the Executive has given written notice to the Company within ninety (90) days of the initial existence of the Good Reason event or condition(s) giving specific details regarding the event or condition; and unless the Company has had at least thirty (30) days to cure such Good Reason event or condition after delivery of such written notice and has failed to cure such event or condition within such thirty (30) day cure period.

1.8 Notice of Termination and Termination Date. For purposes of this Agreement, “Notice of Termination” shall mean (i) a written notice from the Company of termination of the Executive’s employment which indicates the specific termination provision in this Agreement relied upon, if any, and which sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated; or (ii) a written notice from the Executive to the Company of his resignation for Good Reason, which indicates the specific provision in Section 1.7 herein. For purposes of this Agreement, “Termination Date” shall mean in the case of the Executive’s death, his date of death, in the case of Good Reason or Cause, the last day of his employment, and in all other cases, the date specified in the Notice of Termination; provided, however, that if the Executive’s employment is terminated by the Company due to Disability, the date specified in the Notice of Termination shall be at least 30 days from the date the Notice of Termination is given to the Executive, provided that the Executive shall not have returned to the full-time performance of his duties during such period of at least thirty (30) days.

2. Agreement. This Agreement shall be subject to and conditioned upon the consummation of the Merger and shall not become effective until the Effective Time (as defined in the Merger Agreement). In the event that the Merger Agreement is terminated prior to the Effective Time, then this Agreement shall become null and void ab initio and be of no further force and effect.

2.1 Title/Duties. Upon the Effective Date, the Company shall appoint the Executive as Senior Vice President and General Manager of the Company’s Diagnostics division and employ him as an executive officer of the Company. Executive shall report to the Company’s President and Chief Executive Officer.

2.2 Equity Grants. At the sole discretion of the Company’s Compensation Committee, the Executive shall be eligible for annual equity grants.

2.3 Post-Retention Date Employment. If the Executive and the Company desire to continue employment following the Retention Date, such employment shall be at-will and will be subject to mutually agreed upon terms of employment. If the Executive terminates employment following the Retention Date, the terms of the Executive’s severance shall be governed by Sections 6.1(a) and (d) hereof.

3. Retention Bonus. Following the Effective Date and provided that the Executive has remained continuously employed by the Company or, if applicable, its successor or assignee from the Effective Date to November 1, 2013 (the “Retention Date”), then the Company shall pay the Executive by check or by federal funds wire transfer, within fifteen (15) days of the Retention Date, a cash bonus in the amount of Three Million Two Hundred Thousand Dollars ($3,200,000; the “Retention Bonus”). Other than as provided in Section 6.1, the Retention Bonus will not be paid to Executive if he ceases to serve as an employee of the Company or, if applicable, its successor or assignee until the Retention Date for any reason, including, without limitation, the Executive’s death, Disability, resignation or termination of his employment by the Company for any reason. Notwithstanding anything herein to the contrary, Section 6.1 shall govern the accelerated payment of the Retention Bonus upon certain specified events.

3.1 Restricted Stock Units. Upon the Effective Date of this Agreement, the Company shall issue to the Executive Two Million Five Hundred Thousand Dollars ($2,500,000) in restricted stock units (the “Restricted Stock Units”) (based on the “fair market value” of the Company’s common stock as of the Effective Date; fair market value shall mean the last reported sales price for such common stock on the Nasdaq National Market (on that date) or the closing bid, if no sales were reported as quoted on such exchange or system as reported in The Wall Street Journal or such other source as the Board deems reliable). The Restricted Stock Units shall be subject to the terms and conditions more fully described in the governing Restricted Stock Unit Agreement between the Company and the Executive. Notwithstanding anything herein to the contrary, Section 6.1 hereof shall govern the accelerated vesting of the Restricted Stock Units upon certain specified events.

4. Change of Control Agreement.

4.1 The Executive and Company agree that the Change of Control Agreement entered into between the parties concurrent with this Agreement (the “Hologic Change of Control Agreement’) shall provide, subject to and conditioned upon the consummation of the Merger, that the payment of any Retention Bonus, issuance of Restricted Stock Units and for severance provided under this Agreement shall not be taken into consideration when determining and/or calculating the Executive’s Annual Base Salary, Annual Bonus or Average Annual Bonus thereunder (as such terms are defined or used in the Hologic Change of Control Agreement).

4.2 The Executive and Company agree that the Employment Agreement between Gen-Probe and the Executive originally adopted on February 13, 2007 and subsequently amended and/or restated on or about March 1, 2008, October 31, 2008, May 18, 2009, and February 8, 2012 (collectively, the “Gen-Probe Employment Agreement”) is terminated and of no further effect and force.

4.3 The Executive agrees to forever waive any claim that, as of the Effective Date, the Merger, any diminution in duties or title associated with the Merger, or any event or condition directly and immediately related to or associated with the Merger constitutes Good Reason under this Agreement, the Gen-Probe Employment Agreement, or the Hologic Change of Control Agreement.

5. Intellectual Property Rights Agreement. In consideration for the substantial benefits being provided hereunder, the Executive agrees to execute the Company’s Employee Intellectual Property Rights and Non-Solicitation Agreement attached hereto as Exhibit A, which is hereby incorporated into this Agreement.

6. Termination of Employment.

6.1 If the Executive’s employment with the Company is terminated, then the Executive shall be entitled to the following compensation and benefits:

(a)	If the Executive’s employment with the Company shall be terminated (1) by the Company for Cause, (2) by the Company for Disability, or (3) by reason of the Executive’s death, then the Executive shall be entitled to the Accrued Compensation only; provided, however, that in each case, if any of such events occurs on or after the Retention Date, Executive or his estate shall still be entitled to all amounts set forth in sub-section (b) of this Section 6.1, to the extent such amounts have not previously been paid.

(b)	If, prior to or on the Retention Date, the Executive’s employment with the Company shall be terminated (1) by Company without Cause, or (2) by the Executive for Good Reason, then the Executive shall be entitled to each and all of the following:

(i)	The Retention Bonus shall be immediately payable to the Executive within fifteen (15) days of such termination;

(ii)	The Restricted Stock Units shall immediately and irrevocably vest to the Executive upon such termination;

(iii)	All Accrued Compensation; and

(iv)	The Company shall pay the Executive a lump amount cash payment equal to the product of (x) two times (y) the Executive’s Base Salary plus target Annual Bonus.

(c)	If, prior to the Retention Date, the Executive’s employment with the Company shall be terminated by Executive without Good Reason, then the Executive shall be entitled to each and all of the following:

(i)	All Accrued Compensation; and

(ii)	The Company shall pay the Executive a lump amount cash payment equal to the product of (x) two times (y) the Executive’s Base Salary plus target Annual Bonus.

(d)	If, after the Retention Date, the Executive’s employment with the Company shall be terminated (1) by Company without Cause, (2) by the Executive for Good Reason, or (3) by the Executive without Good Reason, then the Executive shall be entitled to each and all of the following:

(i)	All Accrued Compensation;

(ii)	The Company shall pay the Executive a lump amount cash payment equal to the product of (x) two times (y) the Executive’s Base Salary plus target Annual Bonus; and

(iii)	Any and all earned and unpaid bonus amounts, if any, Restricted Stock Units, and other benefits set forth in Section 6.1(b) above that have not previously been paid.

6.2 Mitigation. The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise and no such payment shall be offset or reduced by the amount of any compensation or benefits provided to the Executive in any subsequent employment.

6.3 Other Severance Benefits. The severance pay and benefits provided for in Section 6.1 shall be in lieu of any other severance or termination pay to which the Executive may be entitled under any Company severance or termination plan, program, practice or arrangement. The Executive’s entitlement to any other compensation or benefits shall be determined in accordance with the Company’s employee benefit plans and other applicable programs, policies and practices then in effect.

7. Divestiture or Sale of Division. Notwithstanding any other provision of this Agreement to the contrary, the termination of the Executive’s employment with the Company in connection with the sale, divestiture or other disposition of a subsidiary or “Division” (as hereinafter defined) (or part thereof) shall not, in and of itself, be deemed to be a termination of employment of the Executive for purposes of this Agreement, subject to the condition that, in the event such sale, divestiture or other disposition of a subsidiary or Division, the Company obtains an express written agreement from such purchaser or acquirer as contemplated in Section 9.3. The Executive shall not be entitled to benefits from the Company under this Agreement solely as a result of such sale, divestiture, or other disposition, except in the event of a subsequent or concurrent termination of employment entitling Executive to a payment hereunder. “Division” shall mean a business unit or other substantial business operation within the Company that is operated as a separate profit center, but that is not maintained by the Company as a separate legal entity.

8. Excise Tax Payments.

8.1 In the event that the Executive shall become entitled to payment and/or benefits provided by this Agreement or any other amounts in the “nature of compensation” (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any person whose actions result in a change of ownership or effective control covered by Section 280G(b)(2) of the Code or any person affiliated with the Company or such person) as a result of such change in ownership or effective control (collectively the “Company Payments”), and such Company Payments will be subject to the tax (the “Excise Tax”) imposed by Section 4999 of the Code (and any similar tax that may hereafter be imposed by any taxing authority) the Company shall pay to the Executive the greatest of the following, whichever gives the Executive the highest net after-tax amount (after taking into account federal, state, local and social security taxes at the maximum marginal rates): (1) the Company Payments; or (2) one dollar less than the amount of the Company Payments that would subject the Executive to the Excise Tax. In the event that the Company Payments are required to be reduced pursuant to the foregoing sentence, then the Company Payments shall be reduced as mutually agreed between the Company and the Executive or, in the event the parties cannot agree, in the following order: (1) any lump sum severance based on Base Salary or Annual Bonus; (2) any other cash amounts payable to the Executive; (3) any benefits valued as parachute payments; and (4) acceleration of vesting of any equity.

8.2 For purposes of determining whether any of the Company Payments will be subject to the Excise Tax and the amount of such Excise Tax, (x) the Company Payments shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and all “parachute payments” in excess of the “base amount” (as defined under Code Section 280G(b)(3) of the Code) shall be treated as subject to the Excise Tax, unless and except to the extent that, in the opinion of the Company’s independent certified public accountants appointed prior to any change in ownership (as defined under Section 280G(b)(2) of the Code) or tax counsel selected (at the Company’s expense) by such accountants or the Company (the “Accountants”) such Company Payments (in whole or in part) either do not constitute “parachute payments,” represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the “base amount” or are otherwise not subject to the Excise Tax, and (y) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Accountants. All determinations hereunder shall be made by the Accountants which shall provide detailed supporting calculations both to the Company and the Executive at such time as it is requested by the Company or the Executive. If the Accountants determine that payments under this Agreement must be reduced pursuant to this paragraph, they shall furnish the Executive with a written opinion to such effect. The determination of the Accountants shall be final and binding upon the Company and the Executive; provided, however, that prior to any such determination being made, Executive shall be entitled to retain, at the Company’s expense, independent legal counsel and accountants for the purpose of advising him and conferring with the Accountants with respect to such issues.

8.3 In the event of any controversy with the Internal Revenue Service (or other taxing authority) with regard to the Excise Tax, the Executive shall permit the Company to control issues related to the Excise Tax (at its expense), provided that such issues do not potentially materially adversely affect the Executive, but the Executive shall control any other issues. In the event the issues are interrelated, the Executive and the Company shall in good faith cooperate so as not to jeopardize resolution of either issue, but if the parties cannot agree the Executive shall make the final determination with regard to the issues. In the event of any conference with any taxing authority as the Excise Tax or associated income taxes, the Executive shall permit the representative of the Company to accompany the Executive, and the Executive and the Executive’s representative shall cooperate with the Company and its representative.

8.4 In the event that, according to a final determination pursuant to Section 8.2 above, an Excise Tax will be imposed on any Company Payment or Company Payments, the Company shall pay to the applicable government taxing authorities, as Excise Tax withholding, the amount of the Excise Tax that the Company has actually withheld from the Company Payment or Company Payments.

9. Successors: Binding Agreement.

9.1 This Agreement shall be binding upon and shall inure to the benefit of the Company, and its successors and assigns, and the Company shall require any successors and assigns to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place.

9.2 Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by the Executive, his beneficiaries or legal representatives, except by will or by the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal representative.

9.3 In the event that a subsidiary or Division (or part thereof) is (i) sold, (ii) divested, or (iii) otherwise disposed of by the Company subsequent to or in connection with a Change in Control and in any of such instances, the Executive is offered employment by the purchaser or acquirer thereof, the Company shall require such purchaser or acquirer to expressly assume, and agree to perform, the Company’s obligations under this Agreement, in the same manner, and to the same extent, that the Company would be required to perform if no such acquisition or purchase had taken place. Notwithstanding anything herein or in the agreement governing the

Restricted Stock Units to the contrary, the Company agrees that in satisfaction of the Company’s obligations regarding the Restricted Stock Units (i) in the event a sale, divestiture or other disposition by the Company as contemplated by this Section 9.3 constitutes a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company as set forth in Section 409A(a)(2)(A)(v) of the Internal Revenue Code and the Treasury Regulations issued thereunder, then the Executive shall be permitted to elect, at least 15 days prior to the consummation of such transaction, one of the following: (x) to be paid by the Company the higher of $2,500,000.00 or the then (as of the closing of the transaction) fair market value of the shares of common stock subject to the Restricted Stock Units in a lump sum cash payment within 15 days of the closing of the transaction or (y) to receive equivalent value (as of the closing) of restricted stock units for the stock of the successor entity, having the same terms and conditions as the Restricted Stock Units (including, without limitation, the same vesting date); or (ii) in the event of a sale, divestiture or other disposition of the Company as contemplated by this Section 9.3 that does not constitute a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company as set forth in Section 409A(a)(2)(A)(v) of the Internal Revenue Code and the Treasury Regulations issued thereunder, then the Executive shall be permitted to elect, at least 15 days prior to the consummation of such transaction, one of the following: (x) to continue to hold the Restricted Stock Units; or (y) to receive equivalent value (as of the closing of the transaction) of restricted stock units for the stock of the successor entity.

10. Arbitration. Any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or invalidity hereof, (collectively, a “Claim”) shall be settled by arbitration pursuant to the Employment Arbitration Rules of JAMS, before a single arbitrator then affiliated with JAMS (unless the parties mutually agree to an arbitrator unaffiliated with JAMS). If the parties are unable to agree on the arbitrator within thirty (30) days of one party giving the other party written notice of intent to arbitrate a Claim, the parties shall follow the procedures of JAMS for the appointment of a qualified arbitrator to conduct such arbitration. The decision of the arbitrator in any such arbitration shall be conclusive and binding on the parties. Any such arbitration shall be conducted in San Diego County, California, unless the Executive consents to a different location. Each party shall bear the fees and expenses of its or his counsel in connection with any such arbitration, but the Company shall pay the fees and expenses of the arbitrator and JAMS (subject to the right of Executive to participate to the extent he may desire in paying any portion of the expenses of the arbitration).

11. Provisional Relief. If either party commits a breach or is about to commit a breach, of any of the provisions of this Agreement, the other party shall have the right to seek a provisional remedy with respect to a Claim in a court of appropriate jurisdiction and venue, in aid of the resolution of the underlying dispute through arbitration as provided in Section 10.

12. Tax Treatment; Tax Withholding; Section 409A.

12.1 The Company and the Executive hereby acknowledge and agree that any Retention Bonus payable hereunder and issuance of Company common stock pursuant to the Restricted Stock Unit Agreement shall be treated and reported by the Company and the Executive as additional compensation for services rendered and as ordinary income. The Executive also acknowledges and agrees that the Company may withhold from any Retention

Bonus, any issuance of Company’s common stock pursuant to the Restricted Stock Unit Agreement, or any severance payment such amounts as may be required to satisfy all federal, state and local withholding and employment tax obligations.

12.2 This Agreement is intended to comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the Agreement shall, to the extent practicable, be construed in accordance therewith. Terms defined in this Agreement shall have the meanings given such terms under Section 409A if and to the extent required in order to comply with Section 409A. Notwithstanding anything contained herein to the contrary, any amount payable upon Executive’s termination of employment pursuant to this Agreement shall not be made unless such termination of employment would be considered to be a “separation from service” from the Company within the meaning of Section 409A.

12.3 If and to the extent any portion of any payment, compensation or other benefit provided to the Executive in connection with Executive’s termination of employment is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and Executive is a specified employee as defined in Section 409A(2)(B)(i) of the Code, as determined by the Company in accordance with its procedures, by which determination Executive hereby agrees that Executive is bound, such portion of the payment, compensation or other benefit shall not be paid before the day that is six months plus one day after the date of separation from service (as determined under Section 409A (the “New Payment Date”), except as Section 409A may then permit. The aggregate of any payments that otherwise would have been paid to Executive during the period between the date of separation from service and the New Payment Date shall be paid to Executive in a lump sum on such New Payment Date, and any remaining payments will be paid on their original schedule.

13. General Provisions.

13.1 No Special Employment Rights. No provision of this Agreement shall grant or confer upon, or shall be construed to grant or confer upon, the Executive any right with respect to the continuation of his employment by the Company or to otherwise affect in any respect the terms and conditions of such employment except to the extent expressly provided hereunder.

13.2 Indemnification. The Company shall indemnify, to the fullest extent permitted under Delaware law and the Company’s certificate of incorporation and bylaws, the Executive from any losses, damages and expenses arising from his service as an officer of the Company. To the extent the Company maintains Directors and Officers insurance coverage at any time during the Executive’s employment, the Executive shall be named, or otherwise specifically included, as an Insured under any and all such policies.

13.3 Notices. Any and all notices or other communications required or permitted to be given in connection with this Agreement shall be in writing (or in the form of a facsimile or electronic transmission) addressed as provided below and shall be (i) delivered by hand, (ii) transmitted by facsimile or electronic mail with receipt confirmed, (iii) delivered by overnight courier service with confirmed receipt or (iv) mailed by first class U.S. mail, postage prepaid and registered or certified, return receipt requested:

If to the Company to:

Hologic, Inc.

35 Crosby Drive

Bedford, MA 07130

Attn: David Brady, Senior Vice President

Facsimile Number: (781) 280-0674

E-Mail Address: dbrady@hologic.com

with a copy to:

James L. Hauser, Esq.

Brown Rudnick LLP

One Financial Center

Boston, MA 02111

E-Mail Address: jhauser@brownrudnick.com

If to the Executive, to:

Carl W. Hull

14125 Caminito Vistana

San Diego, California 92130

E-Mail Address: D4hulls@yahoo.com

with a copy to:

James L. Morris, Esq. / Bradley Martinson, Esq.

Rutan & Tucker, LLP

611 Anton Blvd., Ste. 1400

Costa Mesa, CA 92626

Email Address: jmorris@rutan.com; bmartinson@rutan.com

and in any case at such other address as the addressee shall have specified by written notice. Any notice or other communication given in accordance with this Section 13.3 shall be deemed delivered and effective upon receipt, except those notices and other communications sent by mail, which shall be deemed delivered and effective three (3) business days following deposit with the United States Postal Service. All periods of notice shall be measured from the date of delivery thereof.

13.4 Business Travel. At the expense of the Company, the Executive shall be allowed to travel in first class commercial airline accommodations when engaged in out-of-town business travel on behalf of the Company; and the Executive also shall be allowed, at Company expense, to utilize appropriate private car services when the Executive is engaged in out-of-town travel on behalf of the Company.

14. Entire Agreement; Amendment. This Agreement constitutes the entire agreement between the parties hereto with regard to the subject matter hereof, superseding all prior understandings, whether written or oral, and agreements; provided, however, that the Employee Intellectual Property Rights and Non-Solicitation Agreement, Restricted Stock Unit Agreement, dated on or about Closing and outstanding option or other equity agreements by and between the Company and Executive shall remain in full force and effect, except as specifically provided herein. This Agreement may not be amended or revised except by a writing signed by both the Company and the Executive.

15. Non-Exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Company (except for any severance or termination policies, plans, programs or practices other than benefits available under the Hologic Change of Control Agreement) and for which the Executive may qualify, nor shall anything herein limit or reduce such rights as the Executive may have under any other agreements with the Company (except for any severance or termination agreement other than benefits available under the Hologic Change of Control Agreement). Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan or program of the Company shall be payable in accordance with such plan or program, except as explicitly modified by this Agreement.

16. Release. The Executive agrees that, with the exception of the Accrued Compensation due to him in accordance with the terms hereunder, that the payment of any severance under Sections 6.1(b), (c) and (d) are subject to and conditioned upon the execution and delivery by the Executive to the Company of a Settlement and Mutual Release Agreement (the “Release Agreement”); provided that the execution and return of the Release Agreement shall occur no later than 60 days following the Termination Date and such Release Agreement has not been revoked.

17. Other Change in Control Agreement. Notwithstanding anything herein to the contrary, if the Hologic Change of Control Agreement results in the payment of benefits to the Executive as the result of a Change in Control (as defined therein), then the Executive shall receive no compensation hereunder other than accrued Base Salary, Annual Bonus, severance payments under Section 6.1 hereunder and the Retention Bonus and Restricted Stock Units, subject to the terms and conditions herein.

18. Effect of Headings. The titles of section headings herein contained have been provided solely for convenience of reference and in no way define, limit or describe the scope or substance of any provision of this Agreement.

19. Severability. The provisions of this Agreement are severable, and the invalidity of any provision shall not affect the validity of any other provision. In the event that any arbitrator or court of competent jurisdiction and venue (subject to the arbitration provisions of Sections 10 and 11) shall determine that any provision of this Agreement or the application thereof is unenforceable because of the duration or scope thereof, the parties hereto agree that said arbitrator or court in making such determination shall have the power to reduce the duration and scope of such provision to the extent necessary to make it enforceable, and that the Agreement in its reduced form shall be valid and enforceable to the full extent permitted by law.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as a binding contract as of the day and year first above written.

HOLOGIC, INC.

By:	/s/ Glenn Muir
Glenn P. Muir, Executive Vice President and Chief Financial Officer

EXECUTIVE

/s/ Carl W. Hull
Carl W. Hull

Exhibit A

EMPLOYEE INTELLECTUAL PROPERTY RIGHTS

AND NON-SOLICITATION AGREEMENT

In order to induce Hologic, Inc., a Delaware corporation (the “Company”), to employ me as an executive officer of the Company and in consideration of the substantial benefits provided to me pursuant to the Retention and Severance Agreement executed herewith, I hereby agree as follows:

1.	Definitions.

When used in this Agreement, the terms specified below have the meanings indicated. Terms defined elsewhere in this Agreement have the meanings specified there.

“Company” means the Company and, any other business entity that is either controlled by, controls, or under common control with the Company.

“Confidential Information” means Information, whether it is or is not recorded or embodied in or on Material, that is not a Trade Secret but that is identified to me as being confidential to the Company.

“Information” means all information concerning technical, administrative, financial, manufacturing, or marketing activities, including, without limitation, design, manufacturing, and procurement specifications; engineering and manufacturing data; manufacturing processes, techniques, and know-how; formulas; information-processing processes or programs; techniques, and know-how; research and development plans; trade secrets; marketing plans and strategies; customer names, employee names and responsibilities, cost and financial data, and other data.

“Invention” means any discovery, invention, improvement, process, formula, or technique, whether patentable or not.

“Material” means any physical embodiment of Information, regardless of whether I or someone else created it, including, without limitation, drawings, specifications, recording media for machine information-processing systems (such as disks, ROMs, and tapes that contain Information), documentation of all types, contracts, reports, manuals, lists, quotations, proposals, correspondence, notebooks, and samples.

“Trade Secret” means any Information, whether it is or is not recorded or embodied on or in a Material, that is not readily available from either the Company or another source without restrictions on its use and disclosure and whose use by Company gives it an opportunity to obtain an advantage over its then-current or potential competitors that do not use it.

“Proprietary Invention” means any Invention I made, conceived, or reduced to practice, either alone or with others, (a) either in the course of performing work for Company or at Company’s expense, or (b) that results from tasks assigned to me by Company, or (c) whose creation ordinarily would be associated with my then current responsibilities as an employee of the Company. If I am identified as an inventor in any application for any United States or foreign patent where the Invention (i) is claimed to have been made, conceived, or reduced to practice during the first year after termination of my employment by the Company and (ii) would have been a Proprietary Invention if it occurred before the termination of my employment, then that Invention shall be rebuttably presumed to be a Proprietary Invention.

“Trade Secret Material” means Material that contains Trade Secrets.

2.	Acknowledgment of Relationship of Trust.

I realize that my employment by the Company involved a relationship of confidence and trust between me and the Company with respect to its intellectual property rights, which include patents, trade secrets, copyrights, and trademarks, and that, as part of my employment, I am expected to contribute to the Company by creating and protecting those rights. I understand that the Company’s competitive position depends on its ability to develop, utilize, and keep control over those intellectual property rights, and I will develop and protect those rights as provided below, or as otherwise reasonably requested in writing.

3.	Non-disclosure of Trade Secrets and Confidential Information.

(a) At all times, both during my employment by the Company and afterward, I will keep in confidence, and will not disclose, any Trade Secrets to anyone, and will not transfer any Trade Secret Material to anyone, including employees of Company, except as authorized by the Company. I will use any Trade Secrets and Trade Secret Material to which I have access only in the course of my work for the Company and for its benefit and will not appropriate it for the benefit of myself or any other person. During my employment by Company I will comply with its then-current procedures for the protection of Trade Secrets and Trade Secret Material. In the event of any inconsistency between those procedures and the requirements of this Agreement, the more stringent procedures or requirements will apply.

(b) At all times, both during my employment by the Company and afterward, I will keep in confidence and will not disclose or transfer any Confidential Information to any person other than an employee of Company, except as authorized by the Company, or to the extent such Confidential Information either (i) ceases to be confidential (other than through my own actions) or (ii) otherwise loses legal protection as confidential information, and I will not appropriate confidential information for the benefit of myself or any other person.

4.	Return of Trade Secret Material and Material Containing Confidential Information.

I will not remove from Company’s premises, or make any copies of, Trade Secret Material or Material containing Confidential Information, except for use in Company’s business. I will return to the Company all such Materials, including all copies of it, in my possession or under my control, (i) at any time upon the request of the Company, and (ii) without such a request at the termination of my employment by the Company. Upon the Company’s request, I will furnish a written statement that I returned all such Materials.

5.	Prior Inventions.

As a matter of record, and in order to avoid disputes over the application of paragraph 7 below, I attach to this Agreement, as Exhibit A, a complete list of all Inventions I made, conceived, or first reduced to practice, alone or jointly with others, prior to my employment by Employer, that are not described in a publication or patent application in existence on the Effective Date of this Agreement, and that I want to exclude from the effect of this Agreement. If no such list is attached to this Agreement, I represent that I will have no such Inventions as of the Effective Date.

6.	Disclosure of Inventions.

I will disclose to the Company promptly (a) any Proprietary Inventions and (b) any Inventions of which I am aware that are made, conceived, or first reduced to practice by others performing services for Employer.

7.	Assignment of Proprietary Inventions.

All Proprietary Inventions shall be the exclusive property of the Company, and the Company shall be the owner of any patents and other rights related to Proprietary Inventions. Accordingly, I hereby assign and convey to the Company all of my right, title, and interest in and to any Proprietary Inventions.

8.	Cooperation and Further Assurances.

I will help the Company, at its expense, obtain and enforce patents on Proprietary Inventions in any countries it selects, and I will execute any related documents, including, without limitation, application papers for letters patent, assignments, affidavits and oaths of facts within my knowledge, and assignments of my right, title, and interest in and to Proprietary Inventions and related patents to the Company or its designee. I will do any other things the Company requests to convey to, or vest in, the Company the rights, titles, benefits, and privileges intended to be conveyed. My obligation under this paragraph shall continue after the termination of my employment, subject to the Company’s compensating me at a reasonable rate for time actually spent by me at Employer’s request on such help after termination of employment.

9.	Prior Agreements.

I attach to this Agreement, as Exhibit B, a complete list of prior agreements with any other person related to intellectual property rights or which restricts in any way my employment by the Company. I represent that my performance of all the terms of this Agreement and as an employee of the Company will not breach any other agreement, including any employment, confidentiality, non-competition, or other agreement,. I will not enter into any agreement either written or oral in conflict with this Agreement.

10.	Works in Authorship.

(a) I acknowledge that all works of authorship (including, without limitation, works of authorship that contain software program code) I produce during and within the scope of, my employment by the Company, whether they are or are not created on the Company’s premises or during hours in which I am supposed to be rendering services to the Company, are works made for hire and are the property of the Company, and that copyrights in those works of authorship are the property of the Company. If for any reason it appears that the Company is not the author of any such work of authorship for copyright purposes, I hereby expressly assign all of my rights in and to that work to the Company and agree to sign any instrument of specific assignment requested.

(b) I will use reasonable efforts to avoid including in any work of authorship I produce within the scope of my employment any material that then is created by, or on behalf of, any person other than the Company. I will inform the Company of any material created by or on behalf of any other person that I recommend be included in a work of authorship.

11.	Information or Material of Others.

I will not disclose to Company, or use in Company’s business, or Information or Material relating to the business of any other person and intended by that person not to be disclosed to Company.

12.	Full Time and Best Efforts.

I will devote my full time during the time I am expected to work, and my best efforts, to Company’s business to the exclusion of all other business activities; provided, however, that it shall not be a violation of my full time / best efforts obligation for me to serve (i) on the Board of Directors of one other public company (subject to the Company’s reasonable approval), and (ii) on the Board of Directors of any appropriate non-profit organizations and industry-related trade associations. In addition, while I am employed by the Company, I will not, directly or indirectly, either by myself or in conjunction with others, be engaged or interested in, or affiliated with, or organize or help to organize, or aid or assist in any manner any business similar to or competitive with Company, except that mere ownership of no more than one percent (1%) of the capital stock of a corporation whose stock is registered under Section 12 or Section 13 of the Securities Exchange Act of 1934 is not so barred. I agree to fully comply with all published Company policies and procedures as they may be amended from time to time, and to always conduct myself in accord with the highest ethical, moral, and legal standards.

13.	Non-Solicitation.

During the course of my employment and for two (2) years after termination thereof for any reason, I will not, directly or indirectly, interfere with, entice away or otherwise attempt to induce or encourage any employee of the Company or any of its subsidiaries or affiliates (other than my personal assistant) to terminate his/her employment with the Company or any of its subsidiaries or affiliates.

14.	Enforcement.

I acknowledge that my employment by Company imposes on me a duty to act solely for the benefit of Company. I further acknowledge that should I breach my duty of loyalty to the Company, the Company is entitled to pursue all legal and equitable remedies available to it, subject in all instances to the arbitration provisions set forth in Sections 10 and 11 of the Retention and Severance Agreement to which this document is an Exhibit incorporated by reference.

15.	Successors and Assigns.

This Agreement shall be binding upon me and my heirs, executors, assigns, and administrators and shall inure to the benefit of Company and its successors and assigns.

16.	Miscellaneous.

This Agreement contains the entire and only agreement between me and Company with respect to the subject matter hereof, and no modification shall be binding on me or Company unless in writing and signed by me and an officer of the Company. My obligations under this Agreement shall survive termination of my employment for any reason, and regardless of whether said termination is or is alleged to be a breach of this or any other Agreement I may have with the Company.

17.	Effective Date.

This Agreement shall be effective as of the Effective Date of my Retention and Severance Agreement to which this document is an Exhibit incorporated by reference.

/s/ Carl W. Hull
(Signature)

/s/ Monica Aguirre
(Witness)	Carl W. Hull

July 10, 2012
(Date of Signature by Carl W. Hull)

Exhibit A

Exhibit B